Exhibit 99.1

Company Contact:

Charles R. Daniel, III

Vice President - Finance

(314) 621-0699

Final for Release

Investor Contacts:

Integrated Corporate Relations

Allison Malkin/Jane Thorn Leeson

(203) 682-8225/(646) 277-1223

BAKERS FOOTWEAR REPORTS THIRD QUARTER FISCAL 2008 RESULTS

Third Quarter Comparable Store Sales Rise 4.5%

Third Quarter Gross Profit Margin Increases 1,320 Basis Points

Reports a $7.2 million Reduction in Third Quarter Operating Loss

ST. LOUIS, Mo. December 9, 2008– Bakers Footwear Group, Inc. (Nasdaq: BKRS), a leading specialty retailer of moderately priced fashion footwear for young women, with 241 stores, today announced results for the thirteen weeks and thirty nine-weeks ended November 1, 2008.

For the third quarter, the thirteen weeks ended November 1, 2008:

•	Net sales were $41.1 million, an increase of 1.9% from $40.3 million for the thirteen-week period ended November 3, 2007;

•	Comparable store sales for the third quarter of fiscal 2008 increased 4.5%, compared to a decrease of 16.6% in the prior-year period;

•	Gross profit was $9.0 million, or 21.9% of net sales, up from $3.5 million, or 8.7% of net sales in the third quarter last year;

•	Impairment expense was $2.6 million, reflecting non-cash charges in connection with specific underperforming stores, compared to impairment expense of $2.4 million in the third quarter last year.

•	Operating loss was $7.6 million, compared to $14.9 million in the third quarter last year; and

•	Net loss was $8.3 million or ($1.18) per share, compared to $15.3 million, or ($2.35) per share in the third quarter last year.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group commented, “We are pleased with our improved third quarter performance that included a 4.5% increase in comparable store sales, a substantial increase in gross profit margin and a significant reduction in our operating loss compared to last year. This was driven by the strong acceptance of our footwear styles across categories and through the benefits of our expense and inventory management discipline. Despite the challenging consumer environment, our sales strengthened throughout the quarter, with healthy regular price selling led by our dress shoes, boots and branded athletic categories.”

“As we look ahead, we remain optimistic about our ability to maintain our positive momentum,” Mr. Edison continued. “We are experiencing favorable customer response to our holiday assortments, with November comparable store sales up 3.6%, including a 13.4% increase for the Thanksgiving weekend of Black Friday, November 28, 2008 and Saturday, November 29, 2008 compared to the Friday and Saturday after Thanksgiving last year. At the same time, we are operating the business with prudent control of our inventory and expenses. Our inventory level is well controlled, the increase at the end of the third quarter reflects the acceleration of fourth quarter deliveries as well as our expected sales increase during the holiday season. We plan to end the fourth quarter with inventory flat compared to the prior year. We will continue to maintain our financial discipline and believe we are positioned to report improved operating results for the balance of the year.”

Based on the Company’s business plan, the Company believes it has adequate liquidity to fund anticipated working capital requirements and expects to be in compliance with its financial covenants throughout the remainder of 2008. The Company’s Quarterly Report on Form 10-Q, issued today and the Company’s Annual Report on Form 10-K disclose in detail the risks of the Company’s current liquidity situation and its ability to comply with its financial covenants.

For the first nine months of fiscal 2008, the thirty-nine weeks ended November 1, 2008:

•

Net sales were $128.2 million, compared to $131.5 million for the thirty-nine weeks ended November 3, 2007. Comparable store sales decreased 0.8%, compared to a 14.6% decrease in the first nine months of 2007;

•	Gross profit was $33.1 million, or 25.8% of net sales, compared to $28.1 million, or 21.3% of net sales in the first nine months of 2007;

•	Impairment expense was $2.6 million, reflecting non-cash charges in connection with specific underperforming stores, compared to impairment expense of $3.1 million last year.

•	Operating loss was $13.1 million, compared to $23.2 million in the first nine months of 2007; and

•	Net loss was $15.5 million or ($2.20) per share, compared to $25.0 million, or ($3.85) per share in the first nine months of 2006.

Conference Call

The Company also announced that it will conduct a conference call to discuss its third quarter fiscal 2008 results today, Tuesday, December 9, 2008 at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-4018, approximately five minutes prior to the start of the call. The conference call will also be webcast live at http://viavid.net/dce.aspx?sid=00005ACB. A replay of this call will be available until December 16, 2008 and can be accessed by dialing (877) 660-6853, referencing account number 3055 and entering confirmation number 305311. The webcast will remain available until January 9, 2009 at the same web address.

About Bakers Footwear Group, Inc.

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates over 240 stores nationwide. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE INABILITY TO SATISFY DEBT COVENANTS, MATERIAL DECLINES IN SALES TRENDS AND LIQUIDITY, MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION, INABILITY TO COMPLY WITH NASDAQ LISTING REQUIREMENTS AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S MOST RECENT ANNUAL REPORT ON FORM 10-K AND OUR MOST RECENT QUARTERLY REPORTS ON FORM 10-Q, INCLUDING THOSE DISCUSSED IN “RISK FACTORS,” IN “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS” AND IN NOTE 2 TO THE FINANCIAL STATEMENTS IN THESE REPORTS, AND IN BAKERS FOOTWEAR’S OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Bakers Footwear Group, Inc. Income Statement Data	Thirteen Weeks Ended November 1, 2008	Thirteen Weeks Ended November 3, 2007	Thirty-nine Weeks Ended November 1, 2008	Thirty-nine Weeks Ended November 3, 2007
(in thousands, except per share data)	Unaudited	Unaudited	Unaudited	Unaudited

Net sales	$41,075	$40,294	$128,181	$131,534
Cost of merchandise sold, occupancy, and buying expenses	32,078	36,785	95,055	103,461
Gross profit	8,997	3,509	33,126	28,073

Operating expenses
Selling	9,931	11,228	30,838	34,333
General and administrative	4,016	4,753	12,411	13,704
Loss on disposal of property and equipment	67	18	321	63
Impairment of long-lived assets	2,610	2,376	2,610	3,131
Operating loss	(7,627)	(14,866)	(13,054)	(23,158)

Interest expense	(768)	(499)	(2,297)	(1,264)
Other income, net	52	71	95	109
Loss before income taxes	(8,343)	(15,294)	(15,256)	(24,313)

Income tax expense	—	—	223	691

Net loss	$(8,343)	$(15,294)	$(15,479)	$(25,004)

Basic loss per share	$(1.18)	$(2.35)	$(2.20)	$(3.85)
Diluted loss per share	$(1.18)	$(2.35)	$(2.20)	$(3.85)

Weighted average shares outstanding
Basic	7,056	6,498	7,036	6,495
Diluted	7,056	6,498	7,036	6,495

Cash Flow Data
Cash used in operating activities			$(13,699)	$(7,688)
Cash used in investing activities			(713)	(3,985)
Cash provided by financing activities			14,394	11,513
Net decrease in cash			(18)	(160)

Supplemental Data
Comparable store sales increase (decrease)	4.5%	(16.6%)	(0.8%)	(14.6%)
Gross profit percentage	21.9%	8.7. %	25.8%	21.3%
Number of stores at end of period			241	257

Bakers Footwear Group, Inc. Balance Sheet Data	November 1, 2008	November 3, 2007
(in thousands)	Unaudited	Unaudited
Cash	$142	$247
Accounts receivable	1,413	1,557
Inventories	27,184	21,635
Other current assets	1,235	3,194
Current assets	29,974	26,633

Property and equipment, net	35,655	45,386
Other assets	1,044	1,192
	$66,673	$73,211

Accounts payable	$7,329	$10,289
Revolving credit facility	20,249	21,187
Subordinated secured term loan	5,346	—
Subordinated convertible debentures	4,000	—
Other current liabilities	10,001	11,007
Current liabilities	46,925	42,483

Subordinated convertible debentures	—	4,000
Other noncurrent liabilities	9,931	10,213
Shareholders’ equity	9,817	16,515
	$66,673	$73,211